Exhibit 23(a)

                         Consent of Independent Auditors


The Board of Directors
Linens'n Things, Inc.


We consent to the use of our audit report dated February 4, 1997 on the consolidated balance sheets of Linens'n Things, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 incorporated herein by reference in the Registration Statement on Form S-8 of the Linens'n Things, Inc. 1996 Incentive Compensation Plan.

Our audit report refers to Linens'n Things, Inc.'s adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" effective October 1, 1995 and a change in its policy for accounting for the costs of internally developed software effective January 1, 1995.


                                                       /s/ KPMG PEAT MARWICK LLP


New York, New York
April 28, 1997